Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation in the Registration Statement No. 333-xxxxxx on Form S-4 of Howard Bancorp, Inc. of our reports dated March 31, 2017, March 30, 2016, and April 28, 2015 relating to the consolidated financial statements of 1st Mariner Bank and Subsidiaries appearing in this Registration Statement on Form S-4 Registration Statement.

Baltimore, Maryland
October 11, 2017